Exhibit 10.25

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of this 29th day of April, 2008 (the “Effective Date”), by and between Salient Surgical Technologies, Inc., a Delaware corporation, having its principal place of business at One Washington Center, Suite 400, Dover, NH 03820 (fax: 603-742-1488) (“Customer”), and Aubrey Group, Inc., a California corporation, having its principal place of business at 6 Cromwell, Suite 100, Irvine, CA 92618 (fax: 949-581-0177) (“Aubrey Group”).

WHEREAS, Customer wishes to contract for the development of the Product (as defined below);

WHEREAS, Aubrey Group is engaged in the business of developing medical devices, including electrosurgical generators, and desires to develop the Product on the terms and conditions set forth in this Agreement;

WHEREAS, Customer and Aubrey Group will work together as a team, providing needed information to each other, communicating clear project objectives and product requirements, apprising each other of the status of their tasks, providing access to each other’s team members and facilities, and supporting each other’s tasks; and

WHEREAS, Aubrey Group shall work with other third-party developers of Customer in the development of the Product;

NOW THEREFORE, the parties agree as follows:

1.	Development Activities

1.1. “Product” means the Salient electrosurgical generator product, including the accompanying accessories, instructions for use and other documentation for such product, as described in detail in Exhibit A.

1.2. Development Services. Aubrey Group will provide to Customer the services set forth on Exhibit A (the “Development Services”). Aubrey Group shall, from time to time upon Customer’s request, provide any updates, data and other information requested by Customer regarding the Development Services. Aubrey Group will perform such services using due diligence, best efforts, and commercially reasonable judgment in compliance with Quality System Regulations and Guidance of the Food and Drug Administration. Due to unknowns inherent in the development of new products, but without limiting, in any way, any of Aubrey Group’s enumerated contractual obligations under this Agreement, Aubrey Group guarantees no specific final outcome to Customer. Aubrey Group will provide adequate time to fulfill the service requirements. Customer and Aubrey Group acknowledge that detailed requirements are not fully known at this time and will be developed as the project progresses.

1.3. Ownership of Work Product. Customer shall own all Product Specifications, Design History Files, Prototypes, regulatory submissions and approvals, and all other work, reports, writings, designs, embodiments, data and all other information that are acquired, collected, created, developed, generated, written or otherwise made in the course of performance under this Agreement by either party or any third parties or agents acting on its behalf.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.4. Changes. In case of deviations from the development plan set forth on Exhibit A, Aubrey Group shall, on as timely basis as practicable, inform Customer of any deviations that could have a material change in scope or cost. Aubrey Group will discuss these deviations with Customer, and Customer will have the right to either accept such deviations from scope or cost or, if the parties cannot reach another agreement, terminate the project in accordance with Section 3.4.

1.5. Design Payments.

(a) All work will be done on a time-and-materials basis. The estimated labor, costs, and project schedule set forth on Exhibit A are good faith, reasonable estimates prepared by Aubrey Group, but are not intended to be binding.

(b) Customer will pay Aubrey Group the hourly fees specified on Exhibit D.

(c) To initiate services, Customer shall make a deposit of [*] to Aubrey Group. The deposit will be applied to the project’s final invoice(s) with the remaining balance, if any, returned to Customer within 15 days of the final billing. Any unearned portion of such deposit will be returned to Customer by Aubrey Group in the event that this Agreement is terminated by Customer in accordance with Section 3.3.

(d) Aubrey Group shall invoice Customer for work performed on a weekly basis. Invoices will show time expended and costs incurred. Hourly fees and material costs shall be as listed on Exhibit A through the remainder of 2008. Once the initial scope of work as set out in Exhibit A is completed, hourly rates may be adjusted by Aubrey Group from time to time to its then current standard rates, but no more often than annually. Customer shall pay such invoices no later than thirty (30) days after the receipt of an invoice. If requested, Customer will increase the deposit to compensate for amounts regularly paid past the 30 day due date if any. Invoices not paid within such thirty (30) day period will be subject to a finance change of 1% per month, other than to the extent subject to a good faith payment dispute. If Aubrey Group undertakes collection or enforcement efforts, Customer will pay for all costs thereof, including attorney’s fees.

(e) Customer will reimburse Aubrey Group for expenses incurred on behalf of Customer. Travel expenses will be billed at actual cost. Travel time will be billed at standard rates not to exceed a total of eight hours per travel day. Travel time will be reduced to the extent travel time plus professional services exceed eight hours in the same day. All other expenses will be billed at cost plus a [*] fee. Individual purchase orders for expenses totaling over [*], if any, at Customer’s option will be identified in advance and submitted for approval before they are incurred. Aubrey Group, at its option, may require prepayment of individual purchase orders for expenses over [*] before they are incurred. Unless otherwise specified by Customer, California sales and use taxes will be paid for by Aubrey Group for all parts and tools for the project and included in billed costs of parts and tools on invoices.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.6. Customer Control.

(a) In the provision of the Development Services and throughout the term of this Agreement, Aubrey Group shall, at the request of Customer, integrate all comments and suggestions made by Customer regarding the design of the Product. Upon the request of Customer, Aubrey Group shall apply for and obtain the Product’s UL certification and any other regulatory or industry approvals or markings. Aubrey Group will cooperate with Customer in connection with Customer’s FDA and CE mark regulatory filings and other regulatory and industry approval applications, including making available Aubrey Group’s Confidential Information to such regulatory agencies to the extent required to obtain approval of the Product.

(b) If so directed by Customer, Aubrey Group will cease all or any activities being performed by Aubrey Group hereunder and shall cease incurring any fees or expenses related to such activities as soon as practicable after appropriate notice has been given pursuant to Section 3.4.

(c) The Development Services shall include the delivery of final product specifications (“Product Specifications”) to Customer.

1.7. Prototypes. Aubrey Group shall deliver to Customer, for Customer’s inspection, a minimum of ten (10) units of prototypes of Product (“Prototypes”).

1.8. Compliance. Aubrey Group will perform the Development Services in accordance with (i) Good Manufacturing Practices (as defined in Section 4.1) and Quality Systems (as defined in Section 4.6) and all other pertinent rules and regulations of the Food and Drug Administration (the “FDA”); (ii) applicable international standards, including CE (European Community) mark standards for medical devices; and (iii) Customer’s Engineering Change Process Standard Operating Procedures (“SOP”) as listed on Exhibit B; each of (i) through (iii) as may be updated from time to time. Upon the request of Customer, Aubrey Group shall provide Customer with written evidence of compliance with the criteria set forth in the preceding sentence.

1.9. Later Revealed Design Defects. In the event that, after the delivery of the Product Specifications to Customer, it is determined that a defect in the Product Specifications is adversely affecting the normal operation of the Product, Aubrey Group shall, at its then current rates at Customer’s expense, revise the Product Specifications in cooperation with Customer to eliminate such operational problem.

2.	Intellectual Property

2.1. Definitions.

(a) “Customer Pre-Existing Intellectual Property” means Intellectual Property owned or controlled by Customer prior to the date of this Agreement (including all Intellectual Property related to the Product).

(b) “Aubrey Group Pre-Existing Intellectual Property” means Intellectual Property owned or controlled by Aubrey Group prior to the date of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c) “New Intellectual Property” means Intellectual Property that is conceived, reduced to practice or made in the course of performance under this Agreement by Aubrey Group or third parties or agents acting on its behalf.

(d) “Intellectual Property” means all inventions, discoveries, data, information, processes, methods, compositions of matter, articles of manufacture, software, techniques, materials, technology, trade secrets, copyright rights in any and all copyrightable works, results, improvements, know-how and other intellectual property rights, whether or not patentable.

2.2. Pre-Existing Intellectual Property Ownership. Customer owns and shall own all Customer Pre-Existing Intellectual Property, and Aubrey Group owns and shall own all Aubrey Group Pre-Existing Intellectual Property.

2.3. New Intellectual Property. Customer owns and shall own all New Intellectual Property. Customer hereby grants to Aubrey Group, with no right to sublicense, a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to use New Intellectual Property (other than improvements to Customer Pre-Existing Intellectual Property) to make and design products other than (i) the Product and (ii) electrosurgical generators and/or handheld devices for other liquid-cooled radio frequency energy products; provided, however, that this license grant shall terminate in the event that this Agreement is terminated by Customer in accordance with Section 3.3.

2.4. License to Customer. Aubrey Group hereby grants to Customer, with the right to grant sublicenses to its affiliates and third parties acting on Customer’s behalf, a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license under all Intellectual Property of Aubrey Group utilized in the course of performance under this Agreement or incorporated into the Product Specifications, to make, have made, use, sell, have sold, import and otherwise commercialize the Product, accessories for the Product, hand-held devices and other Customer products used in connection with the Product and updated or improved versions of the Product; provided, however, that this license grant shall terminate in the event that this Agreement is terminated by Aubrey Group in accordance with Section 3.3.

2.5. Further Assurances. To the extent necessary to perfect or enforce Customer’s rights under this Section 2, Aubrey Group hereby assigns and agrees to assign to Customer all of its right, title and interest in and to all New Intellectual Property. Aubrey Group agrees to cooperate with Customer and to execute and deliver any and all documents that are reasonably necessary to perfect and enforce Customer’s rights hereunder, including reasonably cooperating in the preparation and prosecution of patent applications and acting in good faith in permitting disclosure of confidential information. Customer shall reimburse Aubrey Group for its reasonable employee time required to comply with this Section 2.5 in accordance with the Aubrey Group’s then current standard hourly rates.

2.6. Third Party IP. In the design of the Product and in the performance of its obligations under Section 1 or Section 3.5, Aubrey Group shall not knowingly use any third party intellectual property unless Aubrey Group has the right to grant a fully-paid, worldwide license or sublicense to Customer in such third party intellectual property, with the right of Customer to further sublicense.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.7. Survival. The terms of this Section 2 shall survive the expiration or termination of this Agreement, and shall be binding upon and inure to the benefit of the successors and assigns of the parties.

3.	Term and Termination of the Agreement

3.1. Term. The term of this Agreement shall begin on the date first set forth above and shall continue until the completion of all Development Services and Know-How Transfer to the reasonable satisfaction of Customer, unless otherwise terminated earlier in accordance with the terms of this Agreement.

3.2. Termination by Either Party. This Agreement may be terminated by either party immediately upon notice to the other party in the event of any of the following:

(a) the other party makes a general assignment for the benefit of its creditors, or a receiver or similar officer is appointed to take charge of any of the other party’s assets;

(b) the other party ceases to carry on its business or operations; and

(c) a bankruptcy or similar petition is filed by or against the other party, and in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) days.

3.3. Termination for Material Breach. Upon material breach by either party of its obligations under this Agreement, the other party may terminate this Agreement if the breach remains uncured for more than thirty (30) days after a party gives written notice of the breach.

3.4. Termination for Convenience. Customer may terminate this Agreement for any reason or no reason upon thirty (30) days notice. Customer will pay Aubrey Group’s reasonable time and materials charges during the notice period. The Aubrey Group will use its best efforts to mitigate its charges if Customer gives notice of termination.

3.5. Know-How Transfer. During the completion phase of the Development Services or the expiration or termination of this Agreement, Aubrey Group shall cooperate with Customer and provide all necessary assistance to effect the orderly and efficient transfer of all know-how and documents relating to the design and manufacturing of the Product from Aubrey Group to Customer or a third party designated by Customer (“Know-How Transfer”). Know-How Transfer shall include, but not be limited to, the items listed on Exhibit C. The provisions of this Section 3.5 shall survive the termination or expiration of this Agreement.

3.6. Technical Support. To assist Customer in diagnosing and resolving Product failures in the field, Aubrey Group agrees to provide reasonable technical support to Customer for Product developed under this Agreement. at Customer’s expense and in accordance with the Aubrey Group’s then current standard hourly rates. The provisions of this Section 3.6 shall survive the termination or expiration of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.	Quality System Requirements

4.1. Registrations. Aubrey Group shall obtain and maintain all registrations and approvals necessary for Aubrey Group to engage in the Development Services. Aubrey Group must remain compliant with the requirements set forth in 21 U.S.C. § 360J(f), 21 C.F.R. § 820, all related guidance issued by the FDA, ISO 13485 (collectively, “Good Manufacturing Practices”). Aubrey Group’s performance of this Agreement shall be in compliance with these Good Manufacturing Practices. Customer shall own and hold in its name all regulatory approvals related to the Product.

4.2. Inspections. Aubrey Group agrees to permit government officials, as required by law, and, with three days prior notification, Customer or its authorized representative, to conduct inspections and test audits of Aubrey Group’s facilities, operations, and procedures, at appropriate and reasonable time intervals, to verify that the quality and performance of the Development Services are in accordance with Exhibit A and Section 1.8. With three days prior notification, the Company may also inspect the facilities of Aubrey Group at any time during business hours to ensure compliance with Good Manufacturing Practices. Aubrey Group shall cooperate with any inspection performed under this section. As pertinent to Customer’s Product, Aubrey Group shall implement corrective and preventative actions in a timely manner to address nonconformances noted in audits by Customer, the FDA, ISO Registrar or other regulatory authorities.

4.3. Customer Audits. With reasonable notice, Aubrey Group shall allow Customer and government officials to perform audits of, as they may be applicable to Customer’s Product, Aubrey Group’s Quality System, Good Manufacturing Practices, facilities, records and all manufacturing documentation related to Customer’s Product or the Prototypes. Aubrey Group agrees to make appropriate Aubrey Group personnel available for audits at either Customer’s or Aubrey Group’s offices. All reasonable expenses related to the conduct of inspection and test audits of the Product and/or Quality System (as defined below in Section 4.6) by Customer or, if Customer so chooses, a qualified third party, shall be borne by Customer. Such audits and inspections must take place during normal business hours and with reasonable notice.

4.4. Regulatory Audits. If the facilities or processes of Aubrey Group are inspected or audited by any regulatory agency such as but not limited to the FDA, OSHA, EPA, CE Notified Body or ISO Registrar, Aubrey Group will determine the relevant implications, if any, to Customer’s Product; and then, if appropriate, inform Customer of that fact and of all findings of such agency that relate to or affect the Product or Device Master Record, which includes all information necessary to produce the Product. If Aubrey Group determines that there are no relevant implications to Customer’s Product with respect to any inspection or audit, it will provide a brief letter to Customer setting forth the reasoning behind such determination.

4.5. DMR. Aubrey Group shall supply all information requested by Customer to create and maintain the Device Master Record for the Product.

4.6. QSR. Aubrey Group shall maintain a quality system in accordance with ISO 13485 certification and 21 C.F.R. § 820 Quality System Regulations compliance (“Quality System”). All activities performed on behalf of Customer shall be performed in accordance with these regulations and standards. Aubrey Group shall maintain and retain Product quality related records, such as any records of system or instrument tests, for five (5) years. Aubrey Group shall contact Customer and provide the option of transferring records older than five (5) years to Customer’s location.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.7. Approved Suppliers. Aubrey Group shall maintain a list of original components and service suppliers that they have approved (“Approved Suppliers”). Aubrey Group shall purchase materials and services to be used in Customer’s Product for sale only from Approved Suppliers. Approved Suppliers must have passed Aubrey Group’s supplier evaluation process. Aubrey Group shall work with its Approved Suppliers to allow Customer to perform on-site audits of its Approved Suppliers, as requested, at mutually agreed upon times. Aubrey Group shall assist Approved Suppliers in providing corrective action to remedy any deficiencies observed during the audit, and make such actions available to Customer. Customer reserves the right to reject any Approved Supplier, and Aubrey Group shall not purchase components from such rejected suppliers in the manufacture of Product or the Prototypes.

4.8. No Debarment. Aubrey Group represents, warrants and covenants that it is not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person debarred or subject to debarment under 21 U.S.C. § 335(a) or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA or any other regulatory authority or professional body (a “Debarred Person”). Aubrey Group shall immediately notify Customer in writing if any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Person or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Aubrey Group’s knowledge, threatened, that would make any person performing services hereunder a Debarred Person or would preclude Aubrey Group from performing its obligations under this Agreement. Aubrey Group shall require all persons and entities providing services under this Agreement to make substantially the same warranty and covenant.

4.9. Regulatory Action. If the FDA or another regulatory authority (a) contacts Aubrey Group with respect to the development of the Product, (b) conducts, or gives notice of its intent to conduct, an inspection of the facilities of Aubrey Group being used for the development of the Product, or (c) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate practices with respect to any activity of Aubrey Group, then Aubrey Group shall supply Customer with all information pertinent thereto. Customer shall have the right to be present at and to participate in any such inspection or regulatory action with respect to the Product. Customer shall be provided with copies of all documentation issued by the FDA or any other regulatory authority in connection therewith and any proposed responses thereto. No such response shall include any false or misleading information with respect to the Product or Customer.

4.10. Medical Device Reporting. Customer shall be solely responsible for reporting all medical device and malfunction reports as defined in 21 C.F.R. § 820, relating to the Product. To the extent Aubrey Group has or receives any information regarding any medical device and malfunction report that may be related to the use of the Product, Aubrey Group shall immediately, and in no event later than two (2) business days of receipt by Aubrey Group, provide Customer with all such information.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.	Indemnification

5.1. Customer and Aubrey Group agree that each will not be liable to the other, the other’s customers or employees for any damages resulting from any errors claimed to have been committed by the other. As the developer of the final product, Customer accepts all risk of personal injuries and damages, and Customer specifically releases Aubrey Group from any liabilities relating to the performance of services for Customer. Notwithstanding the foregoing two sentences, neither party shall be released from liability with respect to liabilities found to result from such party’s gross negligence, fraud, or willful misconduct.

5.2. Customer agrees to defend and indemnify Aubrey Group from and against any claim, liability, or action by any third party against Aubrey Group relating to Aubrey Group’s services performed under this Agreement, other than liabilities found to result from Aubrey Group’s gross negligence, fraud, or willful misconduct.

6.	Insurance

6.1. Aubrey Group shall maintain during the term of this Agreement insurance in amounts and types adequate for the size and character of its business, and comparable to companies of similar size and character, including the following minimum insurance requirements:

(a) Commercial General Liability and Products Insurance of not less than $1 million per occurrence, $2 million in aggregate.

(b) Worker’s Compensation Insurance in amounts of not less than as required in accordance with applicable law.

6.2. Customer certifies that it now carries and intends to continue product liability insurance with a limit of at least $2 million per occurrence and in the aggregate. Customer agrees to include Aubrey Group as an additional insured on its product liability insurance policy, with respect to Aubrey Group’s services provided under this Agreement.

6.3. Each party shall provide the other party with thirty (30) days written notice prior to any cancellation or change of coverage provided that comparable insurance is not purchased from another carrier. Each party shall deliver certificates of insurance evidencing such coverage to the other party on or before the Effective Date, and upon request thereafter.

7.	Limitation of Liability

7.1. EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT OR CLAIMS ARISING FROM ANY INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.	Confidentiality

8.1. “Confidential Information” means any know-how, trade secrets or other confidential or proprietary information, including, without limitation, proprietary information and materials regarding a party’s technology, products, business information or objectives, disclosed or otherwise communicated by one party (or agents or third parties acting on its behalf), to the other party, or agents or third parties acting on its behalf (in any form, whether written, oral, photographic, electronic, magnetic, or otherwise), before, on, or after the date hereof, and whether or not such know-how, trade secrets or other information is identified as confidential at the time of disclosure.

Any data and information relating to the Product generated by either party pursuant to this Agreement, including, without limitation, information relating to the design of or manufacturing process for the Product, Product Specifications, Device Master Records, Design History Files, Product pricing, design materials, development facilities and capabilities, equipment, techniques and plans related to the Product, production quantities and capacities, product development, market information, commercial and regulatory timelines, and plans and approvals, shall be deemed to be Confidential Information of Customer.

Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) at the time of disclosure was already known to the receiving party, as demonstrated by documents or other competent evidence, other than information received from a third party bound by an obligation of confidentiality to the disclosing party; (ii) is disclosed in published literature, or otherwise generally known to the public through no breach of this Agreement by the receiving party; (iii) is obtained by the receiving party from a third party not in violation of any obligation of confidentiality to the party whose Confidential Information is at issue; or (iv) as demonstrated by documents or other competent evidence, was independently developed by the receiving party without reference to or use of the other party’s Confidential Information.

8.2. Aubrey Group Confidentiality Obligations. Aubrey Group shall not disclose Confidential Information of Customer to any third party other than:

(a) its employees who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to perform their duties in carrying out Aubrey Group’s obligations under this Agreement;

(b) consultants, agents or subcontractors used by Aubrey Group pursuant to Section 4.7 who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to provide direction to Aubrey Group or Customer regarding their respective obligations under this Agreements or in order to (i) perform their duties in carrying out Aubrey Group’s obligations under this Agreement, or (ii) provide direction to Aubrey Group regarding the subject matter of this Agreement; or

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c) with the prior consent of Customer, regulatory authorities, for example, the FDA, that require such information in order to review a regulatory filing for a Product.

8.3. Customer Confidentiality Obligations. Customer shall not disclose Confidential Information of Aubrey Group to any third party other than:

(a) employees, consultants, agents or subcontractors of Customer who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to provide direction to Customer regarding its obligations under this Agreement or in order to provide direction to Customer regarding the subject matter of this Agreement, including, but not limited to (i) design, production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product and (ii) design, production, testing, storage or quality of accessories for the Product, hand-held devices or other Customer products used in connection with the Product or updated or improved versions of the Product, or regulatory or compliance issues related to such items; or

(b) regulatory authorities, for example, the FDA, that require such information in order to review a regulatory filing for a Product.

8.4. Terms of Agreement. Subject to Section 8.5 (Notification of Mandatory Disclosure) hereof, neither party shall, without the prior written consent of the other party, disclose in any manner to any third party the specific terms and conditions of this Agreement.

8.5. Notification of Mandatory Disclosure.

(a) Notification and Consultation. In the event that a party (in such case, the “Notifying Party”) believes it is required by applicable statute or regulation, or by judicial or administrative process to disclose any part of the other party’s (in such case, the “Notified Party”) Confidential Information which is disclosed to it under this Agreement, the Notifying Party shall (i) promptly notify the Notified Party of each such requirement and identify the documents so required thereby, so that the Notified Party may seek an appropriate protective order or other remedy and/or waive compliance by the Notifying Party with the provisions of this Agreement and (ii) consult with the Notified Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

(b) Limited Disclosure. If, in the absence of such a protective order or such a waiver by the Notified Party of the provisions of this Agreement, the Notifying Party is nonetheless required by mandatory applicable law to disclose any part of the Notified Party’s Confidential Information which is disclosed to it under this Agreement, the Notifying Party may disclose such Confidential Information without liability under this Agreement, except that the Notifying Party shall furnish only that portion of the Confidential Information which it reasonably believes is legally required to be disclosed.

(c) SEC Regulations. Notwithstanding the foregoing or Section 8.4, Customer may disclose a copy of and the terms of this Agreement (i) to comply with applicable securities laws, including the rules and regulations promulgated by the SEC and (ii) in connection with any due diligence investigation regarding a securities offering, change in control transaction or the entering into

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

of a credit agreement, to investment banks, private equity or venture capital funds, lending institutions or underwriters (or the consultants or legal counsel of the foregoing), in each case (i) and (ii) without the need to comply with the provisions of this Section 8.

8.6.	Maintenance of Confidentiality; Nonuse Obligations.

(a) Maintenance of Confidentiality. Each party shall use reasonable and customary precautions to safeguard the other party’s Confidential Information, including ensuring that all employees, consultants, agents or contractors who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have confidentiality and nonuse obligations that are at least as restrictive as those contained in this Agreement.

(b) Nonuse Obligations. Aubrey Group shall not use Customer’s Confidential Information for any purpose other than performing its obligations under this Agreement, without first obtaining Customer’s prior written consent to such utilization. Customer shall not use Aubrey Group’s Confidential Information for any purpose other than performing its obligations under this Agreement or in connection with the manufacturing, research or development of the Product and related products, including, but not limited to (i) design, production, testing, storage or quality of the Product or regulatory or compliance issues related to the Product and (ii) design, production, testing, storage or quality of accessories for the Product, hand-held devices or other Customer products used in connection with the Product or updated or improved versions of the Product or regulatory or compliance issues related to such items, without first obtaining Aubrey Group’s prior written consent to such utilization.

8.7. Use of Names. No party shall make use of the name of any other party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other party, which shall not be unreasonably withheld; provided, however, either party may include the name of the other party on a general list of business partners, suppliers or customers.

8.8. Survival of Confidentiality Obligations. The confidentiality provisions of Section 8.3 shall survive the termination or expiration of this Agreement for a period of five years from the disclosure of Confidential Information.

9.	Miscellaneous

9.1. Compliance with Laws and Permitting. Each party agrees that its performance under this Agreement shall comply with all applicable laws. Aubrey Group shall, at its expense, obtain and maintain all necessary permits and licenses required for the operation of its development and manufacturing facilities and processes.

9.2. No Conflicts. As of the Effective Date, each of Customer and Aubrey Group hereby represent and warrant to the other party hereto that the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any agreement or instrument binding or affecting it or its property or (ii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.3. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement in whole or in part to any third party without the prior written consent of the other party. Nothing in this section shall prohibit Customer from assigning this Agreement to an entity acquiring all or substantially all of the business of Customer to which this Agreement relates.

9.4. Independent Contractor Status. The relationship between the parties to this Agreement is that of independent contractors. The parties to this Agreement are not joint venturers, partners, principal and agent, or employer and employee, and have no other relationship other than independent contracting parties. Aubrey Group shall be responsible for the payment of any payroll taxes, self-employment taxes, workers compensation insurance, social security and other taxes and contributions due in connection with the employees and agents of Aubrey Group.

9.5. Non-Solicitation. Neither party shall, during the term of this Agreement nor during the two (2) year period following the termination or expiration of this Agreement, directly or indirectly solicit, induce, recruit or encourage any of the other party’s employees who performed services under or in connection with this Agreement to leave such party’s employ; provided, however, the foregoing shall not apply to general advertisements or solicitations for personnel that are not directed specifically to any of the other party’s employees nor to employees who have been discharged by the other party.

9.6. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California without regard to conflict of law provisions, and adjudicated with the exclusive jurisdiction of the courts in the State of California.

9.7. Notices. All notices required or permitted under this Agreement must be made in writing and delivered in person, by facsimile, or by certified or registered mail, postage prepaid, addressed to the Chief Executive Officer for Customer (with a copy sent to VP of Research & Development for Customer), or President for Aubrey Group, at the respective addresses at the beginning of this Agreement, or such other address that is provided in writing by such party. Such notice shall be effective upon receipt if personally delivered or transmitted by facsimile, or on the third business day following the date of mailing.

9.8. Amendments. This Agreement may be amended only by written consent of both parties, executed by their authorized representatives.

9.9. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

9.10. Headings. Headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Exhibits and other attachments to this Agreement are incorporated by reference into this Agreement and form an integral part thereof.

9.11. Subcontracting. This Agreement is for the exclusive benefit of Customer and Aubrey Group and is not for the benefit of any third party. Aubrey Group shall not have the rights to subcontract the performance of any of its obligations under this Agreement without the express written consent of Customer.

9.12. Survival. The provisions of Section 1.3 (Ownership of Work Product), Section 2 (Intellectual Property), Section 3.5 (Know-How Transfer), Section 3.6 (Technical Support), Section 5 (Indemnification), Section 7 (Limitation of Liability), Section 8 (Confidentiality) and Section 9 (Miscellaneous) shall survive the termination of this Agreement. All amounts due and payable by either party under this Agreement shall continue to be due and payable despite termination of this Agreement.

9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[remainder of page intentionally left blank]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this Services Agreement.

SALIENT SURGICAL TECHNOLOGIES, INC.		AUBREY GROUP, INC.

By:	/s/ Mark Roby	By:	/s/ Vytas Pazemenas
Name:	Mark Roby	Name:	Vytas Pazemenas
Title:	VP / R&MD	Title:	President and CEO

[Signature Page to Services Agreement]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit A

Project Plan

[Detailed Design Plan and Product Specifications Omitted] [*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit B

Applicable Standard Operating Procedures

11-90-0203, Engineering Change Process

[Detailed SOP Description Omitted] [*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit C

Know-How Transfer

The Know-How Transfer shall include the delivery and provision of the following:

•	All product specifications and design information

•	All Intellectual Property incorporated into the Product Specifications

•	All tooling, injection molds, thermoforming molds, and any fixtures (“Tooling”) and improvements to Tooling related exclusively to the Product or the Prototypes

•	Manufacturing process description

•	All test method validation and/or qualification protocols and reports

•	List of all raw materials including grades, sources, raw material specifications and raw material release test methods

•	Equipment requirements (particularly for any unique equipment)

•	Storage requirements

•	[*]

•	Packaging information including all components, specifications for components and sources

•	Labeling information (package inserts, outserts, labels, artwork) including samples of all printed components

•	Any additional information required for a regulatory submission or needed to respond to regulatory questions

•	Reasonable access to and assistance from relevant technical personnel and follow-up via phone, e-mail and in-person meetings for a period of five (5) years.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit D

Aubrey Group Inc.

2008 Standard Billing Rates

Billing Title	2008 Standard Rate
Development Project / Contract Work
Chief Engineer / Sr. Engineering Fellow	[	*]
Project Manager / Principal Systems Engineer	[	*]
Principal Engineer	[	*]
Senior Electronics Engineer	[	*]
Senior Software Engineer	[	*]
Senior Mechanical Engineer	[	*]
Electronics Engineer	[	*]
Software Engineer	[	*]
Mechanical Engineer	[	*]
Quality - Regulatory Affairs	[	*]
PCB Design Engineer	[	*]
Manufacturing Engineer	[	*]
Mechanical Designer	[	*]
Project Manager Associate	[	*]
Manufacturing Planner Engineer	[	*]
Components Engineer/Purchasing	[	*]
Document Control Specialist	[	*]
Technical Associate	[	*]
Technician/Drafter	[	*]
Quality Assurance - Inspection	[	*]
Engineering Assembler	[	*]
Manufacturing Assembler	[	*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.